Exhibit 99.1

News Release

Analysts and Media Contact:

Susan Kappes (972) 855-3729

Atmos Energy Corporation Reports Solid Results

for Fiscal 2004 Second Quarter and Six Months

DALLAS (May 11, 2004)—Atmos Energy Corporation (NYSE: ATO) today reported net income of $58.3 million, or $1.12 per diluted share, for the fiscal 2004 second quarter ended March 31, 2004, compared with net income of $48.5 million, or $1.07 per diluted share (after the cumulative effect of a change in accounting principle), for the fiscal 2003 second quarter ended March 31, 2003.

For the six months ended March 31, 2004, net income was $87.8 million, or $1.69 per diluted share, compared with net income of $74.3 million, or $1.68 per diluted share (after the cumulative effect of a change in accounting principle), for the six months ended March 31, 2003.

The change in accounting principle adopted in the 2003 second quarter reflected the final provisions of EITF 02-03, which prompted the company to change the way it accounts for gas storage and transportation contracts, resulting in a cumulative noncash net of tax charge of $7.8 million. Income before the cumulative effect of the accounting change was $56.3 million for the fiscal 2003 second quarter, or $1.24 per diluted share. For the six-month period of fiscal 2003, income before the cumulative effect of the accounting change was $82.1 million, or $1.86 per diluted share.

Results for the first six months of fiscal 2004 represent a 7 percent year-over-year increase in net income before the cumulative effect of the accounting change, despite weather that was 6 percent warmer than last year. Earnings per diluted share before the cumulative effect of the accounting change decreased 9 percent because the company’s average number of diluted shares outstanding rose by 7.9 million shares, or 18 percent, from March 31, 2003, to March 31, 2004.

“Solid results from our nonutility operations helped overcome lower volumes in both our utility and nonutility segments caused by unseasonably warm weather during the first six months of our 2004 fiscal year,” said Robert W. Best, chairman, president and chief executive officer of Atmos Energy Corporation. “As in the first quarter of 2004, our complementary strategy of operating both utility and nonutility businesses proved beneficial for our shareholders. We continue to be on-track to meet our earlier-announced guidance for fiscal 2004 of earning between $1.55 and $1.60 per diluted share.”

Results for the 2004 Second Quarter Ended March 31, 2004

Consolidated gross profit for the 2004 second quarter ended March 31, 2004, was $206.1 million, compared with $203.0 million for the same period last year. Utility gas throughput for the 2004 second quarter was 97.8 billion cubic feet (Bcf), compared with 100.2 Bcf for the same period a year ago. Lower throughput in the current quarter primarily was due to lower consumption, resulting from weather that was 2 percent warmer than the prior-year quarter and 3 percent warmer than normal, as adjusted for jurisdictions with weather-normalized operations. Strong results in the nonutility natural gas marketing segment more than offset the negative effect of weather in the utility segment.

Atmos Energy’s net income from nonutility operations, which operate under Atmos Energy Holdings, Inc., was $7.7 million for the second quarter of 2004, compared with net income of $2.3 million for the same period last year, before the cumulative effect of the accounting change. Nonutility net income was higher in the 2004 second quarter primarily due to enhanced margins, improved optimization of managed proprietary and third-party storage assets and improved management of full-requirements customers. Nonutility operations also were favorably affected by a $2.9 million net of tax gain on the sale of the company’s indirect interest in Heritage Propane Partners, L.P. (Heritage) during the 2004 second quarter. Nonutility operations contributed 13 percent of the 2004 second quarter consolidated net income, compared with 4 percent for the prior-year quarter, excluding the cumulative effect of the accounting change. Consolidated natural gas marketing sales volumes were 67.2 Bcf for the 2004 second quarter, compared with 73.4 Bcf for the prior-year quarter. The decrease in natural gas marketing sales volumes in the current quarter primarily was due to weather that was warmer than the prior-year quarter.

Operation and maintenance expense for the 2004 second quarter was $59.1 million, compared with $55.7 million in the 2003 quarter. Excluding the provision for doubtful accounts, operation and maintenance expense for the 2004 second quarter increased $4.1 million from the second quarter last year, primarily due to an increase in compensation and insurance costs. The provision for doubtful accounts was $4.5 million in the second quarter of 2004, compared with $5.2 million last year. In the utility segment, the average cost of natural gas for the 2004 second quarter was $6.72 per thousand cubic feet (Mcf), compared with $6.13 per Mcf for the 2003 period.

Miscellaneous income for the 2004 second quarter was $4.5 million, compared with expense of $1.5 million for the same period in 2003. The $6.0 million change was primarily attributable to the $4.9 million pretax gain associated with the sale of the company’s indirect interest in Heritage during the 2004 second quarter. Miscellaneous income (expense) also was favorably affected by the absence in 2004 of $2.5 million of weather insurance amortization resulting from the termination of a weather insurance policy in the third quarter of fiscal 2003. These increases were partially offset by lower equity earnings of $0.8 million from the investment in Heritage resulting from the sale of Atmos Energy’s indirect interest in January 2004.

Results for the Six Months Ended March 31, 2004

Consolidated gross profit for the six months ended March 31, 2004, was $365.2 million, compared with $340.1 million for the six-month period last year. The increase in utility gross profit primarily reflects the effect of a full six months of results in the current period from

Mississippi Valley Gas Company (MVG), which was acquired in December 2002, compared with four months of results in the prior-year period. Utility gas throughput in the 2004 six-month period was 166.0 Bcf, compared with 171.1 Bcf for the same period a year ago. Lower throughput in the current period primarily was due to lower consumption, resulting from weather that was 6 percent warmer than the prior-year period and 4 percent warmer than normal, as adjusted for jurisdictions with weather-normalized operations. Also contributing to consolidated gross profit were strong results in the nonutility natural gas marketing segment.

Net income from nonutility operations was $16.2 million for the six months ended March 31, 2004, compared with net income of $7.0 million before the $7.8 million cumulative effect of the accounting change (described above) for the same period in fiscal 2003. Nonutility net income was higher in the first six months of 2004 primarily due to enhanced margins, improved optimization of managed proprietary and third-party storage assets and improved management of full-requirements customers. Nonutility operations contributed 18 percent of consolidated net income for the first six months of 2004, compared with 9 percent of consolidated net income before the cumulative effect of the accounting change for the prior-year period. Consolidated natural gas marketing sales volumes were 126.1 Bcf for the first six months of 2004, compared with 132.7 Bcf for the prior-year period.

Operation and maintenance expense for the six months ended March 31, 2004, was $116.0 million, compared with $106.2 million in the 2003 period. Excluding the provision for doubtful accounts and the $6.1 million increase attributable to the acquired MVG assets, operation and maintenance expense for the first six months of 2004 increased $4.1 million compared to the first six months of 2003 primarily due to an increase in compensation and insurance costs. The provision for doubtful accounts was $7.7 million in the six months ended March 31, 2004, compared with $8.1 million last year. In the utility segment, the average cost of natural gas for the 2004 six-month period was $6.58 per Mcf, compared with $5.70 per Mcf for the same period last year.

Depreciation and amortization expense for the six months ended March 31, 2004, was $46.6 million, compared to $42.1 million in the 2003 period, which primarily reflects the results of a full six months of depreciation on the MVG assets.

Taxes, other than income taxes, for the six months ended March 31, 2004, were $33.6 million, compared with $31.4 million for the same period last year. The increase primarily was attributable to additional franchise, payroll and property taxes associated with the acquired MVG assets and higher franchise taxes due to higher revenues.

Miscellaneous income for the first six months of 2004 was $5.7 million, compared with miscellaneous income of $2.6 million for the same period in 2003. The $3.1 million increase primarily was attributable to a $4.9 million pretax gain associated with the sale of the company’s indirect interest in Heritage during the second quarter of 2004. Miscellaneous income (expense) also was favorably affected by $4.4 million related to the absence of weather insurance amortization resulting from the termination of a weather insurance policy in the third quarter of fiscal 2003. These increases were partially offset by the absence in the first six months of 2004 of a $3.9 million pretax gain recognized in the prior year associated with a sales-type lease of a distributed electric generation plant and a $1.3 million reduction in the 2004 period of equity earnings from the company’s investment in Heritage resulting from the sale of its indirect interest in January 2004.

For the six months ended March 31, 2004, operating activities provided cash of $290.6 million, compared with $183.8 million during the six months ended March 31, 2003. The year-over-year increase was primarily due to improved accounts-receivable collections and favorable changes in various working capital accounts, partially offset by increased payments for accounts payable and other accrued liabilities.

Highlights and Recent Developments

City of Lubbock approves new Atmos Energy rates

On February 24, 2004, the company announced that the City of Lubbock, Texas, had approved an overall rate increase of $1.525 million in the annual revenues of the company’s natural gas utility operations. As part of its decision, the city also granted a weather-normalization adjustment rider for residential, commercial, public-authority and state-institution customers in Lubbock.

Atmos Energy completes the purchase of ComFurT natural gas distribution system

On March 1, 2004, the company announced it had completed its acquisition of the natural gas assets of ComFurT Gas, Inc., a privately held company in Buena Vista, Colorado. The company paid $1.95 million cash for the natural gas distribution system, which serves approximately 1,800 utility customers.

66 West Texas cities agree to new Atmos Energy rates

On April 12, 2004, the company announced that a steering committee representing 66 cities in West Texas had recommended the approval of an overall increase of $3.2 million in the annual revenues of the company’s natural gas utility operations. As part of its recommendation, the steering committee also recommended the approval of a weather-normalization adjustment rider for residential, commercial, public-authority and state-institution customers.

Conference Call to be Webcast May 12, 2004

Atmos Energy Corporation will host a webcast conference call on May 12 at 7 a.m. CDT to discuss financial results for the second quarter and six months of fiscal 2004. Atmos Energy officers who will participate in the conference call will be: Bob Best, chairman, president and chief executive officer; Pat Reddy, senior vice president and chief financial officer; Earl Fischer, senior vice president, utility operations; JD Woodward, senior vice president, nonutility operations; Fred Meisenheimer, vice president and controller; Laurie Sherwood, vice president, corporate development, and treasurer, and Susan Kappes, vice president, investor relations and corporate communications. To listen to the call, dial 1-800-240-2134. Slides for the webcast may be viewed on the Internet at www.atmosenergy.com.

Forward-Looking Statements

The matters discussed or incorporated by reference in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 or Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “expect,” “estimate,”

“plans,” “believe,” “objective,” “forecast,” “goal” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements relating to the company’s strategy, operations, markets, services, rates, recovery of costs, availability of gas supply and other factors. A discussion of these risks and uncertainties may be found in the company’s Form 10-K for the fiscal year ended September 30, 2003. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Atmos Energy Corporation, headquartered in Dallas, Texas, is one of the largest natural gas distributors in the United States, serving about 1.7 million utility customers. Atmos Energy’s utility operations serve more than 1,000 small and medium-size communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy’s nonutility operations, organized under Atmos Energy Holdings, Inc., operate in 18 states. They provide natural gas marketing and procurement services to industrial, commercial and municipal customers, manage company-owned natural gas storage and pipeline assets and construct small distributed generating plants for industrial and municipal customers. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income	Three Months Ended March 31		Six Months Ended March 31
(000s except per share)	2004	2003	2004	2003
Operating revenues:
Utility segment	$708,282	$696,561	$1,168,770	$1,096,529
Natural gas marketing segment	517,218	620,402	891,047	963,900
Other nonutility segment	10,654	9,657	14,282	12,557
Intersegment eliminations	(118,669)	(132,478)	(192,998)	(198,412)

	1,117,485	1,194,142	1,881,101	1,874,574

Purchased gas cost:
Utility segment	518,820	502,728	840,884	773,223
Natural gas marketing segment	505,356	618,752	861,687	958,260
Other nonutility segment	5,681	2,134	6,008	1,008
Intersegment eliminations	(118,498)	(132,440)	(192,657)	(198,051)

	911,359	991,174	1,515,922	1,534,440

Gross profit	206,126	202,968	365,179	340,134

Operation and maintenance expense	59,093	55,665	116,009	106,169
Depreciation and amortization	23,138	20,887	46,611	42,081
Taxes, other than income	18,481	18,538	33,604	31,382

Total operating expenses	100,712	95,090	196,224	179,632

Operating income	105,414	107,878	168,955	160,502

Miscellaneous income (expense)	4,456	(1,489)	5,663	2,635
Interest charges	16,160	16,158	33,495	31,637

Income before income taxes and cumulative effect of accounting change	93,710	90,231	141,123	131,500
Income tax expense	35,405	33,926	53,277	49,402

Income before cumulative effect of accounting change	58,305	56,305	87,846	82,098
Cumulative effect of accounting change, net of income tax benefit	—	(7,773)	—	(7,773)

Net income	$58,305	$48,532	$87,846	$74,325

Basic income per share:
Income before cumulative effect of accounting change	$1.12	$1.24	$1.70	$1.87
Cumulative effect of accounting change, net of income tax benefit	—	(.17)	—	(.18)

Net income	$1.12	$1.07	$1.70	$1.69

Diluted income per share:
Income before cumulative effect of accounting change	$1.12	$1.24	$1.69	$1.86
Cumulative effect of accounting change, net of income tax benefit	—	(.17)	—	(.18)

Net income	$1.12	$1.07	$1.69	$1.68

Cash dividends per share	$.305	$.300	$0.61	$0.60

Weighted average shares outstanding:
Basic	51,850	45,306	51,666	44,007
Diluted	52,240	45,493	52,057	44,178

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

	Three Months Ended March 31		Six Months Ended March 31
Summary Net Income (Loss) by Segment (000s)	2004	2003	2004	2003
Utility	$50,558	$54,052	$71,669	$75,111
Natural gas marketing	3,422	(8,847)	10,958	(8,079)
Other nonutility	4,325	3,327	5,219	7,293

Consolidated net income	$58,305	$48,532	$87,846	$74,325

Condensed Balance Sheets (000s)	March 31, 2004	September 30, 2003
Net property, plant and equipment	$1,661,336	$1,624,394

Cash and cash equivalents	114,983	15,683
Cash held on deposit in margin account	—	17,903
Accounts receivable, net	396,879	216,783
Gas stored underground	74,570	168,765
Other current assets	54,057	38,863

Total current assets	640,489	457,997

Goodwill and intangible assets	275,873	273,499
Deferred charges and other assets	243,494	271,023

	$2,821,192	$2,626,913

Shareholders’ equity	$932,849	$857,517
Long-term debt	864,624	863,918

Total capitalization	1,797,473	1,721,435

Accounts payable and accrued liabilities	365,996	179,852
Other current liabilities	171,822	133,957
Short-term debt	—	118,595
Current maturities of long-term debt	8,093	9,345

Total current liabilities	545,911	441,749

Deferred income taxes	234,355	223,350
Deferred credits and other liabilities	243,453	240,379

	$2,821,192	$2,626,913

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows (000s)	Six Months Ended March 31
	2004	2003
Net income	$87,846	$74,325

Cash flows from operating activities

Cumulative effect of accounting change, net of income tax benefit	—	7,773
Gain on the sale of assets	(4,898)	—
Depreciation and amortization	47,212	43,085
Deferred income taxes	10,081	14,912
Changes in assets and liabilities	151,306	48,604
Other	(944)	(4,911)

Net cash provided by operating activities	290,603	183,788

Cash flows from investing activities

Capital expenditures	(83,729)	(72,876)
Acquisitions	(1,950)	(74,650)
Proceeds from the sale of assets	24,661	—
Other	2,878	576

Net cash used in investing activities	(58,140)	(146,950)

Cash flows from financing activities

Net decrease in short-term debt	(118,595)	(116,091)
Net proceeds from issuance of long-term debt	5,000	249,282
Proceeds from bridge loan	—	147,000
Repayment of bridge loan	—	(147,000)
Repayment of long-term debt	(5,546)	(69,058)
Repayment of Mississippi Valley Gas debt	—	(70,938)
Cash dividends paid	(31,616)	(26,168)
Issuance of common stock	17,594	12,486

Net cash used by financing activities	(133,163)	(20,487)

Net increase in cash and cash equivalents	99,300	16,351
Cash and cash equivalents at beginning of period	15,683	46,827

Cash and cash equivalents at end of period	$114,983	$63,178

	Three Months Ended March 31		Six Months Ended March 31
Statistics	2004	2003	2004	2003
Heating degree days *	1,772	1,812	3,012	3,219
Percent of normal *	97%	100%	96%	102%
Consolidated utility gas throughput (MMcf as metered)	97,831	100,158	166,010	171,087
Consolidated natural gas marketing sales volumes (MMcf)	67,172	73,371	126,089	132,697
Natural gas meters in service	1,682,401	1,677,634	1,682,401	1,677,634
Utility average cost of gas	$6.72	$6.13	$6.58	$5.70

*	Adjusted for weather-normalized operations. For periods beginning October 1, 2002, the normal heating degree day calculation utilized updated 30-year normal weather data.

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